UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2024

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Operating Officer

On March 1, 2024, David O’Hara notified the board of directors (the “Board”) of Signing Day Sports, Inc. (the “Company”) of his resignation from his position as Chief Operating Officer, effective immediately. Mr. O’Hara’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. O’Hara also notified the Board that the Executive Employment Agreement, dated November 22, 2023, between Mr. O’Hara and the Company (the “O’Hara Employment Agreement”), was terminated, effective immediately. Pursuant to the O’Hara Employment Agreement, Mr. O’Hara had been employed as the Chief Operating Officer and Secretary of the Company.

Appointment of Principal Operating Officer

On March 4, 2024, the Board approved the appointment of Trent Whitehead, Vice President of Human Resources, as Secretary of the Company and to address principal operating functions of the Company that had been the responsibility of Mr. O’Hara as Chief Operating Officer prior to his resignation as described above.

Under an indemnification agreement between the Company and Mr. Whitehead in the Company’s standard form for officers or directors of the Company, dated March 4, 2024 (the “Whitehead Indemnification Agreement”), the Company agreed to indemnify Mr. Whitehead to the fullest extent permitted by law. The Company shall also advance all expenses relating to any proceeding, other than proceedings by or in the right of the Company or any claim, issue or matter therein, within 30 days after the receipt by the Company of a statement requesting such advance and a written undertaking to repay any expenses advanced if it shall ultimately be determined that indemnification against such expenses is not permitted. Any advances and undertakings to repay shall be unsecured and interest free. The Whitehead Indemnification Agreement also provides for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the Whitehead Indemnification Agreement, and certain other indemnification and payment obligations. The Whitehead Indemnification Agreement also provides that if the Company maintains a directors’ and officers’ liability insurance policy, that the indemnitee will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

The foregoing summary of the terms and conditions of the Whitehead Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Whitehead Indemnification Agreement filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Mr. Whitehead, 63, has served as the Company’s Vice President of Human Resources since March 2023. From June 2022 to March 2023, Mr. Whitehead was Director of Human Resources at Scottsdale Christian Academy. From August 2015 to May 2022, Mr. Whitehead was High School Bible Department Chair and High School Bible Teacher for Scottsdale Christian Academy. Mr. Whitehead also has more than 12 years of experience in previous human resources positions. Mr. Whitehead obtained a M.S. in Industrial and Labor Relations from University of Wisconsin – Madison and a B.A. in Social Science and Employee Relations International Studies from Michigan State University.

There are no family relationships among Mr. Whitehead and any of the Company’s other executive officers or directors. There are and have been no transactions in which Mr. Whitehead has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Change to Chief Executive Officer Compensation

On March 1, 2024, the Compensation Committee of the Board approved an Amended and Restated Executive Employment Agreement, dated as of March 1, 2024, between the Company and Daniel D. Nelson, Chief Executive Officer and Chairman of the Company (the “Amended and Restated Nelson Agreement”). Pursuant to the Amended and Restated Nelson Agreement, the Executive Employment Agreement, dated as of November 22, 2023, between the Company and Mr. Nelson (the “Original Nelson Agreement”), was amended to reduce Mr. Nelson’s annual base salary from $425,000 to $200,000, effective March 1, 2024. No other terms of the Original Nelson Agreement were amended.

The foregoing summary of the terms and conditions of the Amended and Restated Nelson Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Nelson Agreement filed as Exhibit 10.2 to this report, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Form of Indemnification Agreement between Signing Day Sports, Inc. and each executive officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.2	Amended and Restated Executive Employment Agreement, dated as of March 1, 2024, between Signing Day Sports, Inc. and Daniel D. Nelson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2024	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

3